SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported) July 26, 2004


            TRANSTECH INDUSTRIES, INC.____________
(Exact name of registrant as specified in charter)


   Delaware                0-6512                22-1777533
(State or other          (Commission          (IRS. Employer
jurisdiction of          File Number)         Identification No.)
incorporation)

  200 Centennial Ave., Piscataway, N.J.                 08854
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (732)981-0777

(Former name or former address, if changed
since last report.)                                Not applicable





                                             Page 1 of 4 pages


Item 5.  OTHER EVENTS.

       As previously reported, during October 2000 the Company concluded litigation it began in 1994 against the Internal Revenue Service (the "Service") in Tax Court regarding the Company's tax liability for taxable years 1980-88 and certain issues from taxable years 1989-91. The Company settled all of the issues before the Tax Court and reached agreement with the Service as to its tax liability for all taxable years through 1996. After taking into account available net operating losses and tax credits, the Company was assessed $905,000 of federal income tax plus interest. The Company paid the portion of the federal assessment related to 1995; $9,000 for taxes and $5,000 for interest. The taxes and interest accrued on the assessed taxes, as estimated by the Company, equaled approximately $896,000 and $3,877,000, respectively, as of March 31, 2004.

      During March 2001, the Company filed an Offer in Compromise with the Service which requested a reduction in the amount due and permission to pay the reduced obligation in installments. This initial offer was rejected by the Service, and during March 2002 the Company appealed the Service's rejection of its offer. During December 2003, the Company and the appeals branch of the Service commenced discussions regarding the Company's offer. In April 2004 the Company submitted a revised offer and in June 2004 it submitted an amendment to the revised offer (the "Offer"). The Service accepted the Offer by letter dated July 21, 2004 which was received by the Company on July 26, 2004.

      The  Offer  obligates  the  Company  to  pay  a  total  of  $2,490,000  in satisfaction of the assessed taxes and interest discussed above. A portion of the payment, $810,000 is due within ninety days of the Service's acceptance of the Offer. The balance due is to be paid in monthly installments as follows:
(a) $18,230.00 per month for each of the forty-eight months beginning the month following the acceptance of the offer, and (b) $13,416.00 per month for each of the following sixty months beginning on the 49th month. The Service does not impose interest on amounts payable pursuant to the Offer. Should the Company default in any of the terms of the Offer, the Service may initiate suit to impose one or more remedies available to it, including the reinstatement of the total amount previously assessed and/or impose interest.

      The Company will recognize income in its financial statements for the period ended June 30, 2004 in an amount equal to the difference between the Company's previously accrued estimate of its federal tax obligation, $4,773,000 as of March 31, 2004, and the present value of the payments to the Service required pursuant to the Offer. This income is not subject to income tax.

     Press Release

     See the following press release dated July 28, 2004 announcing the Service's acceptance of the Offer:

    TRANSTECH INDUSTRIES, INC. REPORTS IRS ACCEPTANCE OF OFFER IN COMPROMISE

     PISCATAWAY, N.J., July 28, 2004 - Robert V. Silva, President and Chief Executive Officer of Transtech Industries, Inc. (OTC BULLETIN BOARD:TRTI)(the "Company") announced the United States Internal Revenue Service's (the "Service") acceptance of the Company's amended Offer in Compromise (the "Offer").

      The Offer obligates the Company to pay a total of $2,490,000 in satisfaction of the assessed income taxes and interest for the years 1980 through 1996 stemming from the settlements of litigation before the Tax Court. A portion of the payment, $810,000 is due within ninety days of the Service's acceptance of the Offer. The balance due is to be paid in monthly installments payable over nine years. Interest will not be imposed on the amount payable pursuant to the Offer.

      The Company will recognize income in its financial statements for the period ended June 30, 2004 in an amount equal to the difference between the Company's previously accrued estimate of its federal tax obligation, $4,773,000 as of March 31, 2004, and the present value of the payments to the Service required pursuant to the Offer. This income is not subject to income tax.

     This news release may contain forward-looking statements as defined by federal securities laws, that are based on current expectations and involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risks and uncertainties include among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's ability to successfully identify new business opportunities; changes in the industry; competition; the effect of regulatory and legal proceedings. The forward-looking statements contained in this news release speak only as of the date of release; and the Company does not undertake to revise those forward-looking statements to reflect events after the date of this release.


Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of Business Acquired
     None.
(b)  Pro Forma Financial Information
     None.
(c) Exhibit 10 (bh) Letter dated July 21, 2004 from the Internal Revenue Service regarding its acceptance of the Company's Offer in Compromise.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         TRANSTECH INDUSTRIES, INC.
                         (Registrant)


                         By: /s/ Andrew J. Mayer, Jr.
                            Andrew J. Mayer, Jr., Vice
                            President-Finance, Chief
                            Financial Officer and
                            Secretary

Dated:  July 28, 2004